Exhibit 99.1

                       Willis Sells Famous London Landmark


     NEW YORK--(BUSINESS WIRE)--Sept. 18, 2006--Willis Group Holdings, Ltd. (NYSE: WSH), the global insurance broker, is pleased to announce the sale of one of London's most famous landmarks, Ten Trinity Square. Following the sale to American retail, hotel and leisure development firm Thomas Enterprises the building is set to become one of the most prestigious hotels in London.
     The building has been used as Willis' Global Headquarters since the mid 1970s and provides a net area of approximately 155,000 sq ft and a gross internal area of approximately 255,000 sq ft.
     Joe Plumeri, Chairman and CEO of Willis commented, "The illustrious history of Ten Trinity Square made it the perfect home for Willis who has a similarly distinguished 178-year history. In our quest to become the world's greatest insurance broker, we are relocating our rapidly growing London headquarters to what is going to be yet another architectural icon - The Willis Building on Lime Street. We are delighted to be leaving the beautiful old building in the capable hands of Thomas Enterprises who we are sure will do this renowned landmark justice."
     Thomas Enterprises has developed more than 30 million sq ft of retail property valued at $5 billion, plus managed 22,000 acres of prime, developable land throughout the US. Stan Thomas is a highly respected innovator and he plans to transform Ten Trinity Square into a super luxury hotel, which offers world-class service, exceptional accommodation, premier health and spa facilities and an engaging atmosphere. With its exceptional views over many of London's best landmarks complemented by beautiful architecture and exquisite features, it is thought the location is perfect for an elite hotel.
     Stan Thomas, founder and chairman of the development firm has built a successful entity in the USA from when he founded the business in the early 1980's.
     Ten Trinity Square was architecturally designed, following extensive research into the best examples of English Renaissance, while Italian and French influences are apparent in parts. It was officially opened in 1922, as the headquarters for the Port of London Authority. It has since become one of the most prominent landmarks in the capital. The building has featured in a number of films and television dramas and was the site in which the reception for the inaugural meeting of the General Assembly of United Nations took place in 1946. The original inner rotunda was bombed in World War Two with the outer structure remaining perfectly in tact.
     Today, its pure elegance in the form of sweeping marble staircases with finishes which evoke the epitome of luxury living, make it one of the most sought after buildings in London.
     Atisreal advised the Willis Group Holdings throughout on the strategic disposal and acted as the selling agent.
     Director for Atisreal Hotels sector Stephen Richardson said this is one of the biggest deals in the hotel sector for years. "This transaction is very significant in relation to the provision of London hotels and on completion, will undoubtedly be amongst the leading hotels in the capital, serving both the City and West End."
     Atisreal is now advising Willis Group on its 28 storey headquarters in Lime Street which is due to be completed in early 2008.

     About Atisreal

     Atisreal is one of the UK's leading providers of commercial property advice. Atisreal offers a comprehensive range of services to its clients and is committed to delivering excellent strategic, fully integrated services for property occupiers, owners and investors.
     Atisreal is a subsidiary of BNP Paribas Real Estate; a division of the leading French financial services group BNP Paribas. Atisreal combines its expertise with the group's other real estate and financial services, to create an unparalleled service mix, covering the entire life cycle of any real estate project.
     There are currently 50 Atisreal offices, distributed across eight European countries as well as New York.
     Atisreal employs approximately 650 professional and support staff from its 12 UK offices.
     For more information please visit www.atisreal.co.uk

     About Willis

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,400 Employees and Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE: WSH). Additional information on Willis may be found on its web site: www.willis.com.


     CONTACT: Press:
              Atisreal UK
              Susie Johnson, 020 7338 4219
              Susie.Johnson@atisreal.com
              or
              Greg Cooke, 020 7338 4201
              greg.cooke@atisreal.com
              or
              Willis
              Media:
              Dan Prince, 212-837-0806
              daniel.prince@willis.com
              or
              Investors:
              Kerry K. Calaiaro, 212-837-0880